Exhibit 3.5.40

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “METALDYNE SINTERED RIDGWAY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SEVENTEENTH DAY OF SEPTEMBER, A.D. 2009, AT 1:20 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “METALDYNE SINTERED RIDGWAY, LLC”.

	[SEAL]	/s/ Jeffrey W. Bullock

		Jeffrey W. Bullock, Secretary of State
4731791 8100H		AUTHENTICATION:	1768473
141277445		DATE:	10-09-14

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:32 PM 09/17/2009 FILED 01:20 PM 09/17/2009 SRV 090863056 – 4731791 FILE

CERTIFICATE OF FORMATION

OF

METALDYNE SINTERED RIDGWAY, LLC

This Certificate of Formation is being executed as of September 17, 2009, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-201, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Metaldyne Sintered Ridgway, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Cindy Oberdorff
Cindy Oberdorff, an Authorized Person